UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Leidos Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LEIDOS 2015

Notice of Annual Meeting

of Stockholders and

Proxy Statement

Friday, May 29, 2015 at 9:00 a.m., ET

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Notice of Annual Meeting of Stockholders

Friday, May 29, 2015 9:00 a.m., ET	Leidos Holdings, Inc. 11951 Freedom Drive Reston, Virginia 20190

Items of Business:

1.	To elect ten directors;

2.	To approve, by an advisory vote, executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2016;

4.	To consider and act upon a stockholder proposal; and

5.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Record Date: March 30, 2015

Audio Webcast:	The meeting will also be audio webcast simultaneously to the public through a link on the Investor Relations section of our website at www.leidos.com.

Annual Report:	The Leidos 2015 Annual Report on Form 10-K and the Leidos Proxy Statement are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT!

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.

BY TELEPHONE Call 1-800-690-6903.	IN PERSON Attend the Annual Meeting in Reston, Virginia.

By Order of the Board of Directors

Raymond L. Veldman Corporate Secretary April 17, 2015

Summary Information

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date:	9:00 a.m. (ET) on May 29, 2015
Place:	Leidos Holdings, Inc. 11951 Freedom Drive Reston, Virginia 20190
Record Date:	March 30, 2015
Voting:	Stockholders as of the record date are entitled to vote.
Attendance:	All stockholders and their duly appointed proxies may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of ten directors	FOR EACH NOMINEE	5
Advisory vote on executive compensation	FOR	21
Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	47
Stockholder Proposal	AGAINST	48

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation
David G. Fubini	61	2013	Director Emeritus of McKinsey & Company, Inc.; Senior Lecturer, Harvard Business School
John J. Hamre	64	2005	Chief Executive Officer and President of Center for Strategic & International Studies
Miriam E. John	66	2007	Former Vice President of Sandia National Laboratories; member of Defense Science Board
John P. Jumper	70	2007	Former Chief Executive Officer and Chair of the Board
Harry M.J. Kraemer, Jr.	60	1997	Executive partner of Madison Dearborn Partners, LLC; professor at the Kellogg School of Management at Northwestern University
Roger A. Krone	58	2014	Chief Executive Officer and Chair of the Board
Gary S. May	50	2015	Dean of the College of Engineering, Georgia Institute of Technology
Lawrence C. Nussdorf	68	2010	President and Chief Operating Officer of Clark Enterprises, Inc.
Robert S. Shapard	59	2013	Chairman and Chief Executive Officer of Oncor Electric Delivery Company LLC
Noel B. Williams	60	2013	Former President of HCA Information Technology & Services, Inc.

Summary Information

Corporate Governance Highlights		Ethics And Corporate Responsibility
Board Independence

The Leidos Board of Directors has long recognized the importance of creating and maintaining a strong ethical culture and being a good corporate citizen. We are committed to using our time and resources to support people, enrich communities and protect the environment. Leidos maintains an industry-leading ethics and compliance program with comprehensive policies, procedures, training and communications. Since founding the Employee Ethics Council in 1984, our leadership team has placed a premium on behavior and values and our employees proudly reflect these standards through their work and interactions.

Every year, we review progress and impact in areas important to our growth and sustainability, with an emphasis on strengthening our workforce, hiring veterans, reducing our carbon footprint, enhancing our already strong ethics programs and increasing our outreach in the communities where we live and work. We combine charitable giving with employee volunteerism in the following four broad categories:

▶   Basic Wellness: We help sustain our local communities by providing food, clothing and housing, and by helping to tackle major health challenges of our time.

▶   National Security Families: We support active-duty and veteran service members, as well as the broader defense and intelligence communities and their families.

▶   Education (Science, Technology, Engineering and Mathematics or STEM): We continue to expand our focus on STEM education and skills development from kindergarten through college and beyond.

▶   Ethics Leadership: We collaborate with chambers of commerce, high schools and universities to develop ethics and leadership programs for the next generation workforce.

For more information, visit

https://www.leidos.com/about/corporate-responsibility

▶ Independent Directors	8 of 10
▶ Lead Director	Lawrence C. Nussdorf
▶ Mandatory Retirement Age	75
Director Elections
▶ Annual Board Elections
▶ Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
▶ Full Board Meetings	14
▶ Independent Director Only Sessions	5
Board Committee Meetings in Last Fiscal Year
▶ Audit	6
▶ Classified Business Oversight	2
▶ Ethics and Corporate Responsibility	4
▶ Finance	5
▶ Human Resources and Compensation	8
▶ Nominating and Corporate Governance	4
Evaluating and Improving Board Performance
▶ Annual Board Self-Evaluation Required
▶ Annual Review of Independence of Board
▶ Committee Self Evaluations Required
▶ Board Orientation/Education Programs
Aligning Director and Stockholder Interests
▶ Director and Executive Stock Ownership Guidelines
▶ Annual Equity Grant to Non-Employee Directors
Governance Policies and Practices
(available at www.leidos.com)
▶ Corporate Governance Guidelines
▶ Code of Business Conduct of the Board of Directors
▶ Code of Conduct for Employees
▶ Charters for Board Committees
▶ Chair of the Board Position Description
▶ Independent Lead Director Position Description

Compensation Philosophy

We seek to closely align the interests of our executives with the interests of our stockholders. Our compensation programs are designed to:

▶   pay for performance by tying a substantial majority of an executive’s compensation to the achievement of specific performance measures;

▶   provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

▶   target total direct compensation at approximately the median among companies with which we compete for executive talent;

▶   enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

▶   require our executives to own a significant amount of our stock;

▶   avoid incentives that encourage unnecessary or excessive risk-taking; and

▶   compete effectively for talented executives who will contribute to our long-term success.

LEIDOS HOLDINGS, INC.

Proxy Statement

LEIDOS HOLDINGS, INC.

11951 Freedom Drive

Reston, Virginia 20190

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 29, 2015

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Leidos Holdings, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the company’s office at 11951 Freedom Drive, Reston, Virginia, on Friday, May 29, 2015, at 9:00 a.m. ET. and at any and all adjournments, postponements or continuations of the meeting. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 17, 2015.

Information About Voting Rights and Solicitation of Proxies

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of March 30, 2015 are entitled to notice of, and to vote at, the annual meeting. As of March 30, 2015, there were 74,234,259 shares of common stock outstanding.

We have no other class of capital stock outstanding. A list of stockholders entitled to vote at the meeting will be available for inspection at 11951 Freedom Drive, Reston, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification. Your admission ticket is:

▶	Attached to your proxy and voting instruction card if you received your proxy materials in the mail;
▶	Can be printed from the online voting site; or

▶	A letter or a recent account statement showing your ownership of our common stock as of the record date, if you hold shares through a bank or a broker.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of March 30, 2015 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will

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Information About Voting Rights and Solicitation of Proxies

not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of March 30, 2015, on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee and cumulative voting applies only to the election of directors.

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

▶	FOR all of the company’s nominees to the Board;

▶	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

▶	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2016; and

▶	AGAINST the stockholder proposal regarding independent Board Chair.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.

By Telephone: Call 1-800-690-6903.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: Attend the meeting at the company’s office at 11951 Freedom Drive in Reston, Virginia, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy

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Information About Voting Rights and Solicitation of Proxies

What are the voting deadlines?

For shares not held in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on May 28, 2015. For shares held in the

Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on May 26, 2015.

How are the shares held by the Leidos Retirement Plan voted?

Each participant in the Leidos Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the Leidos Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the Leidos Retirement Plan. The Trustee will vote all shares held in the Leidos Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received.

The Trustee’s duties with respect to voting the common stock in the Leidos Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with Computershare, our transfer agent, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email.

Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in soliciting proxies for a fee of $10,000, plus expenses.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called

“householding.” Under this procedure, we send only one proxy statement and one annual report to eligible

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Information About Voting Rights and Solicitation of Proxies

stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to

Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting

Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about April 17, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The proxy statement and annual report are available at www.proxyvote.com.

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Proposal 1 — Election of Directors

At the annual meeting, ten directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are able and willing to serve. Each nominee has consented to be named in this proxy statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2015 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of our company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this proxy statement.

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Proposal 1 — Election of Directors

DAVID G. FUBINI Director Since 2013 Age: 61 Leidos Committees: Finance Human Resources & Compensation	Former Directorships During Past 5 Years: Compuware Corporation

Mr. Fubini is a Senior Lecturer at Harvard Business School and a Director Emeritus at McKinsey & Company. Previously, he was a Senior Director of McKinsey where he worked for over 33 years. He was McKinsey’s Managing Director of the Boston Office, the past leader of the North American Organization Practice and the founder and leader of the Firm’s Worldwide Merger Integration Practice.

Mr. Fubini’s expertise in architecting and executing organizational transformations, his extensive involvement in a wide array of corporate transactions and his executive management experience at McKinsey offer valuable insights to our Board.

JOHN J. HAMRE Director Since 2005 Age: 64 Leidos Committees: Classified Business Oversight (Chair) Ethics & Corporate Responsibility Nominating & Corporate Governance	Current Public Directorships: Science Applications International Corporation Exelis, Inc. Former Directorships During Past 5 Years: ITT Industries, Inc. Oshkosh Corporation Xylem, Inc

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. He currently serves as Chairman of the Defense Policy Board Advisory Committee.

Dr. Hamre is a leading expert on issues of national security, defense and international affairs, with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. His particular expertise in matters key to our business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to our Board.

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Proposal 1 — Election of Directors

MIRIAM E. JOHN Director Since 2007 Age: 66 Leidos Committees: Classified Business Oversight Human Resources & Compensation (Chair) Nominating & Corporate Governance

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, in September 2006, after having served as Vice President of Sandia’s California Division from April 1999 to September 2006. She previously served in a number of managerial and technical roles for Sandia from 1982 to 1999 that spanned energy, defense, fundamental science and engineering development programs. Dr. John is a member of the Department of Defense’s Defense Science Board and Vice Chairman of its Threat Reduction Advisory Committee. She was elected to the AAAS Committee on Science and Public Policy and is the immediate past chair of the National Research Council’s Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab and the Charles Stark Draper Laboratory. She is a Senior Fellow and immediate past Chair of the California Council on Science and Technology. She has also been elected a National Associate of the National Academies and is the recipient of the Navy’s Superior Public Service Award.

Dr. John is a highly respected scientist, speaker and consultant on both technical and leadership topics and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security, energy and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide critical perspectives on technical, national security and organizational issues important to our business.

JOHN P. JUMPER Director Since 2007 Age: 70 Leidos Committees: Classified Business Oversight Ethics & Corporate Responsibility

Current Public Directorships

NACCO Industries, Inc

Hyster-Yale Materials Handling, Inc.

Former Directorships During Past 5 Years

Jacobs Engineering Group, Inc.

WESCO Aircraft Holdings, Inc.

Tech Team Global, Inc.

Goodrich Corp.

Somanetics Corp.

Mr. Jumper served as our Chief Executive Officer from March 2012 until July 2014 and Chairman of the Board from June 2012 to March 2015, after having served as an independent director since 2007. General Jumper retired from the U.S. Air Force in 2005 after nearly 40 years of service. From September 2001 to November 2005, he was the Chief of Staff of the U.S. Air Force, serving as the senior uniformed Air Force officer responsible for the organization, training and equipping of 750,000 active-duty, Air National Guard, Air Force Reserve and civilian forces serving around the world. As a member of the Joint Chiefs of Staff, General Jumper functioned as a military advisor to the Secretary of Defense, National Security Council and the President.

Mr. Jumper’s proven leadership ability and management skills, demonstrated by his previous service as the highest-ranking officer in the U.S. Air Force and his expertise in defense and intelligence matters are valuable to our Board. His experience gives him a unique understanding of the needs of our largest customers.

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Proposal 1 — Election of Directors

HARRY M.J. KRAEMER, JR. Director Since 1997 Age: 60 Leidos Committees: Audit (Chair) Human Resources & Compensation	Current Public Directorships Catamaran Corp. Sirona Dental Systems, Inc. VWR International

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from 2000 until 2004, as Chief Executive Officer of Baxter from 1999 until 2004, and as President of Baxter from 1997 until 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from 1993 to 1997.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

ROGER A. KRONE Chair of the Board Director Since 2014 Age: 58 Leidos Committees: Classified Business Oversight Ethics & Corporate Responsibility

Roger A. Krone has served as our Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as our Chief Executive Officer, Mr. Krone served as president of Network and Space Systems for The Boeing Company (“Boeing”) since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics, including vice president and general manager of Boeing’s Army Systems division, vice president of strategic programs at Boeing, vice president and treasurer of McDonnell Douglas and positions in program management, engineering and finance at General Dynamics. Mr. Krone earned a bachelor’s degree in aerospace engineering from Georgia Institute of Technology, a master’s degree in aerospace engineering from the University of Texas at Arlington and a master of business administration from Harvard Graduate School of Business.

Mr. Krone’s in-depth knowledge of our industry gained by decades of experience in a variety of roles at leading companies provide valuable insights and leadership for our Board. In addition, our Board believes that the Chief Executive Officer should serve on the Board to help communicate the Board’s priorities to management and management’s perspective to the Board.

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Proposal 1 — Election of Directors

GARY S. MAY Director Since 2015 Age: 50 Leidos Committees: Ethics & Corporate Responsibility Human Resources & Compensation

Dr. May has served as the Dean of the College of Engineering at the Georgia Institute of Technology since June 2011. Prior to this, Dr. May served as the Chair of the School of Electrical and Computer Engineering from 2005 to 2011 and was the executive assistant to Georgia Tech President G. Wayne Clough from 2002 to 2005. May was a National Science Foundation and an AT&T Bell Laboratories graduate fellow and has worked as a member of the technical staff at AT&T Bell Laboratories. He is a member of the National Advisory Board of the National Society of Black Engineers.

Dr. May is a distinguished researcher in the field of computer-aided manufacturing of integrated circuits (IC). He has authored over 200 articles and technical presentations in the area of IC computer-aided manufacturing and has been honored with numerous awards and distinctions for his work. As an accomplished engineer with leadership experience at a prominent academic institution and expertise in areas relevant to our business, Dr. May provides special insight and perspectives that the Board views as important to us as a leading science and technology company.

LAWRENCE C. NUSSDORF Lead Director Director Since 2010 Age: 68 Leidos Committees: Audit Finance Nominating & Corporate Governance (Chair)	Current Public Directorships Pepco Holdings, Inc. Former Directorships During Past 5 Years Capital Source, Inc.

Mr. Nussdorf has served since 1998 as President and Chief Operating Officer of Clark Enterprises, Inc., a privately held real estate, construction and investment company whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. Mr. Nussdorf is responsible for all aspects of Clark Enterprises’ financial, investment and legal activities and directs the company’s business strategies for growth and diversification.

Trained as an attorney and CPA, Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board. He is an “audit committee financial expert” as defined in SEC rules.

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Proposal 1 — Election of Directors

ROBERT S. SHAPARD Director Since 2013 Age: 59 Leidos Committees: Audit Finance (Chair)

Mr. Shapard has served as Chairman and Chief Executive Officer of Oncor Electric Delivery Company LLC since April 2007. He previously served as a strategic advisor to Oncor, helping to implement and execute growth and development strategies. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was Executive Vice President and Chief Financial Officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses.

As an experienced executive in the energy industry, Mr. Shapard brings to our Board a unique perspective on issues that are important to our business, particularly as we seek to enhance our commercial energy and infrastructure business. In addition, his previous experience as a Chief Financial Officer provides expertise critical to his role as Chair of our Board’s Finance Committee and as a member of the Audit Committee. He is an “audit committee financial expert” as defined by SEC rules.

NOEL B. WILLIAMS Director Since 2013 Age: 60 Leidos Committees Ethics & Corporate Responsibility (Chair) Finance

Ms. Williams is the retired President of HCA Information Technology & Services, Inc., a wholly owned subsidiary of Nashville-based HCA (Hospital Corporation of America). Ms. Williams has over 35 years of experience in healthcare IT. She spent 30 years in HCA’s Information Service Department in a variety of positions. Ms. Williams has previously served on the boards of Franklin Road Academy, the United Way of Middle Tennessee, The Nashville Alliance for Public Education, the National Alliance for Health Information Technology (NAHIT), The HCA Foundation and the American Hospital Association Working Group for Health IT Standards. Ms. Williams is an Emeritus member of the Vanderbilt University School of Engineering Committee of Visitors and a member of the Leadership Nashville class of 2010. She also served as an adjunct professor in the Owen School of Management of Vanderbilt University for several years.

Ms. Williams brings to our Board extensive leadership experience in healthcare information technology and provides insights and perspectives that our Board views as important to us as a provider of information technology services and solutions.

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Corporate Governance

Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.leidos.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board of Directors determined that all directors are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment, except for John P. Jumper and Roger A. Krone because of their roles as our former and current Chief Executive Officer, respectively.

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Corporate Governance

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

▶	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;

▶	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;

▶	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

▶	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

▶	benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

▶	a majority of directors must meet the independence criteria established by the Board of Directors;

▶	based upon the desired number of 7 to 14 directors, no more than three directors may be an employee of ours;

▶	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and

▶	no director nominee may be a consultant to us.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by Roger A. Krone as Chair and Lawrence C. Nussdorf as independent Lead Director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the Nominating and Corporate Governance Committee nominates an independent director to serve as “Lead Director,” who then must be approved by a majority of the independent directors.

The Lead Director has specifically delineated duties, which include:

▶	reviewing and approving meeting agendas and the annual schedule of meetings;

▶	providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;

▶	calling and chairing all meetings of the independent directors and apprising the Chair of the issues considered, as appropriate;

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Corporate Governance

▶	presiding, in the Chair’s absence, at Board meetings and the annual meeting of stockholders;

▶	helping the Chair facilitate full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

▶	being authorized to attend all committee meetings, as appropriate;

▶	serving as the liaison between the independent directors and the Chair and Chief Executive Officer;

▶	being available for consultation and direct communication with significant stockholders and other interested parties, if requested;

▶	collaborating with the Human Resources and Compensation Committee on the annual performance evaluation of the Chief Executive Officer;

▶	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board of Directors and its committees, including the performance of individual directors;

▶	on behalf of the independent directors, retaining such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

▶	performing such other duties as the Board may determine from time to time.

Our Board is committed to strong corporate governance and believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Director. Currently, 8 of our 10 directors are “independent” as defined by the NYSE rules and our Corporate Governance Guidelines. The Board’s Audit, Finance, Human Resources and Compensation and Nominating and Corporate Governance Committees are each comprised entirely of independent directors.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Finance Committee oversees financial, capital investment and insurance risks. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior management that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This committee reports annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings

During fiscal 2015, the Board of Directors held 14 meetings of the entire Board. The independent directors met five times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Nussdorf, the independent Lead Director, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2015, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. In addition, all directors, then serving as a director attended the 2014 annual meeting of stockholders. It is our policy to encourage all directors to attend our annual meeting.

Board Committees

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Finance, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.leidos.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

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Corporate Governance

Listed below are the members of each of the six standing committees as of the date of this proxy statement:

Audit	Classified Business Oversight	Ethics & Corporate Responsibility	Finance	Human Resources & Compensation	Nominating & Corporate Governance
David G. Fubini
John J. Hamre
Miriam E. John
John P. Jumper
Harry M.J. Kraemer, Jr.
Roger A. Krone
Gary S. May
Lawrence C. Nussdorf
Robert S. Shapard
Noel B. Williams
Committee Chair Audit Committee Financial Expert

Committee Responsibilities

Following are descriptions of the primary areas of responsibility for each of the six standing committees:

Audit Committee	Number of Meetings in Last Fiscal Year: 6

▶	Appoints and evaluates independent auditor and approves fees;

▶	Pre-approves audit and permitted non-audit services;

▶	Reviews any audit problems;

▶	Reviews adequacy of internal controls over financial reporting and disclosure controls and procedures;

▶	Reviews and updates the internal audit plan;

▶	Reviews any significant risks and exposures and steps taken to minimize risks;

▶	Reviews quarterly and annual financial statements prior to public release;

▶	Reviews critical accounting policies or changes in accounting policies; and

▶	Reviews periodically legal matters that may impact the financial statements.

Classified Business Oversight Committee	Number of Meetings in Last Fiscal Year: 2

▶	Reviews policies, processes, procedures, training and risk review activities applicable to our classified business activities;

▶	Reviews reports from management on particular classified projects involving significant performance, financial or reputational risks; and

▶	Reviews other classified business issues that the Board or management would like the Committee to review.

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Corporate Governance

Ethics and Corporate Responsibility Committee	Number of Meetings in Last Fiscal Year: 4

▶	Oversees ethical responsibilities of employees and consultants under our policies and procedures;

▶	Reviews policies and procedures addressing the resolution of conflicts;

▶	Reviews procedures for the receipt, retention and treatment of complaints regarding violations of our policies related to ethical conduct and legal compliance;

▶	Monitors the effectiveness of our ethics, compliance and training programs and related administrative policies; and

▶	Reviews policies and practices in the areas of corporate responsibility including such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

Finance Committee	Number of Meetings in Last Fiscal Year: 5

▶	Reviews and makes any necessary recommendations to the Board and management concerning:

–	capital structure, issuance of equity and debt securities and the incurrence of indebtedness;

–	payment of dividends and stock repurchases;

–	financial projections and guidance;

–	general financial planning, cash flow and working capital management, capital budgeting and expenditures;

–	tax planning and compliance;

–	mergers, acquisitions and strategic transactions; and

–	investor relations programs and policies.

Human Resources and Compensation Committee	Number of Meetings in Last Fiscal Year: 8

▶	Determines CEO compensation and approves compensation of our other executive officers;

▶	Exercises all rights, authority and functions under our stock, retirement and other compensation plans;

▶	Approves non-employee director compensation;

▶	Reviews and approves and annual report on executive compensation for inclusion in our proxy statement;

▶	Reviews compensation risk; and

▶	Periodically reviews our human resources strategy, policies and programs.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

▶	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

▶	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

▶	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

▶	reviewing the Compensation Discussion and Analysis for our Proxy Statement.

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Corporate Governance

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee	Number of Meetings in Last Fiscal Year: 4

▶	Evaluates, identifies and recommends director nominees;

▶	Reviews the composition and procedures of the Board;

▶	Makes recommendations regarding the size, composition and charters of the Board’s committees;

▶	Reviews and develops long-range plans for CEO and management succession;

▶	Develops a set of corporate governance principles;

▶	Recommends an independent director to serve as non-executive Chair of the Board or as Lead Director; and

▶	Develops and oversees an annual self-evaluation process of the Board of Directors and its committees.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described in this proxy statement beginning on page 12 and our current and future needs.

To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates, although the Committee has not utilized the services of such firms to date. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received. The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later).

Such stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares,

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rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a mandatory retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Director Compensation

The Board of Directors uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation consultants and recommends to the Board of Directors the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service as directors for both Leidos Holdings, Inc. and Leidos, Inc.

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation

Our directors receive a cash retainer for their service on the Board of Directors. For fiscal 2015, our directors were paid an annual retainer of $50,000 and the Chair of each committee of the Board was paid an additional annual retainer of $10,000, except that the Chair of the Audit Committee was paid an additional retainer of $15,000. In December 2014, the additional annual retainers for the Chairs of the Audit Committee and the Human Resources and Compensation Committee were increased to $20,000 and $15,000, respectively. The independent Lead Director also receives an additional annual retainer of $25,000. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation

Directors receive annual equity awards under our equity incentive plan. For fiscal 2015, each of our directors received equity awards valued at approximately $150,000, of which two-thirds was in the form of restricted stock units and one-third was in the form of stock options. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans

The directors are eligible to defer all or any portion of their cash retainers or fees or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies

The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of

Corporate Governance

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Corporate Governance

the annual cash retainer within three years of joining the Board. All of our directors met this requirement in fiscal 2015. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2015.

Name(1)	Fees earned or paid in cash ($) (3)	Stock awards ($) (4)	Option awards ($) (5)	Total ($)
David G. Fubini	$100,000	$100,034	$50,002	$250,036
John J. Hamre	$98,000	$100,034	$50,002	$248,036
Miriam E. John	$117,250	$100,034	$50,002	$267,286
Anita K. Jones(2)	$43,000	—	—	$43,000
John P. Jumper	$164,000	$100,021	$50,003	$314,024
Harry M.J. Kraemer, Jr.	$122,250	$100,034	$50,002	$272,286
Lawrence C. Nussdorf	$143,000	$100,034	$50,002	$293,036
Robert S. Shapard	$108,000	$100,034	$50,002	$258,036
Noel B. Williams	$97,500	$100,034	$50,002	$247,536

1.	John P. Jumper, our former Chief Executive Officer, is included in this table because he received compensation for his services as a non-employee director after his resignation as our Chief Executive Officer. The compensation he received for his service as our Chief Executive Officer is reflected in the Summary Compensation Table. Roger A. Krone, our Chief Executive Officer, is not included in this table because he did not receive additional compensation for his services as a director.

2.	Anita K. Jones retired from the board in June 2014.

3.	Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Director fees that are deferred into the Key Executive Stock Deferral Plan result in stock units of equal value based on the closing sales price of our common stock on the second business day of the calendar quarter. In fiscal 2015, the following directors deferred the following amounts and received the following number of stock units in our Key Executive Stock Deferral Plan:

Name	Amount Deferred ($)	KDP Deferral ($)	Stock Units Received Upon Deferral of Fees into KESDP (#)
Miriam E. John	$117,250	$16,250	2,728
Harry M.J. Kraemer, Jr.	$122,250	$17,500	2,835

4.	Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 25, 2015. For fiscal 2015, each of our non-employee directors received restricted stock units with a grant date fair value of approximately $100,000, with the majority of grants made on the scheduled annual grant date of June 13, 2014. John P. Jumper received his restricted stock unit grants on July 14, 2014 after his resignation as our Chief Executive Officer when he became a non-employee director.

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Corporate Governance

At the end of fiscal 2015, the following non-employee directors held the following number of unvested stock units, including unvested stock units in our Key Executive Stock Deferral Plan:

Name	Unvested stock units (#)
David G. Fubini	2,563
John J. Hamre	2,563
Miriam E. John	2,563
John P. Jumper	134,894	*
Harry M. J. Kraemer, Jr.	2,563
Lawrence C. Nussdorf	2,563
Robert S. Shapard	2,563
Noel A. Williams	2,563

* Some of the unvested stock units held by Mr. Jumper were earned in his capacity as our Chief Executive Officer.

5.	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 25, 2015. Option awards granted to directors in fiscal 2015 vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant.

During fiscal 2015, our non-employee directors were each issued options to purchase shares of our common stock, with a grant date fair value of approximately $50,000. At the end of fiscal 2015, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options (#)
David G. Fubini	16,133
John J. Hamre	30,195
Miriam E. John	30,195
John P. Jumper	527,008	*
Harry M. J. Kraemer, Jr.	30,195
Lawrence C. Nussdorf	31,457
Robert S. Shapard	16,133
Noel A. Williams	16,133

* Some of the stock options held by Mr. Jumper were earned in his capacity as our Chief Executive Officer.

Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and

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the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2015 in which any related party had a direct or indirect material interest.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with any of the independent directors, including Committee Chairs and the Lead Independent Directors, by using the following address:

Leidos Holdings, Inc.

Office of the Corporate Secretary

11951 Freedom Drive

Reston, Virginia 20190

Each communication should specify the intended recipient(s). The Office of the Corporate Secretary will initially process the communications, summarize lengthy or repetitive communications and forward them to the applicable member(s) of the Board as appropriate. Communications may also be referred to other departments within the Company for action and resolution. The Company will refrain from forwarding to the Board any communication that it determines to be primarily commercial in nature, mass mailings, resumes or job inquiries, any communication that relates to an improper or irrelevant topic, or that requests general information about the Company.

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Proposal 2 – Advisory Vote on Executive Compensation

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion & Analysis (CD&A), which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

▶	pay for performance by tying a substantial majority of an executive’s compensation to the achievment of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and position the company for long-term success;

▶	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

▶	target total direct compensation at approximately the median among companies with which we compete for executive talent;

▶	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

▶	require our executives to own a significant amount of our stock;

▶	avoid incentives that encourage unnecessary or excessive risk-taking; and

▶	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee of the Board of Directors believes that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this proposal. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding on the Board of Directors.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

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Compensation Discussion & Analysis

This Compensation Discussion & Analysis and the tables and narrative that follow provide important information about our executive compensation programs. In this proxy statement, the term “named executive officers” refers to the executive officers named in the executive compensation tables, who for fiscal 2015 were the following:

▶	Roger A. Krone—Chief Executive Officer

▶	John P. Jumper—Former Chief Executive Officer

▶	Mark W. Sopp—Executive Vice President and Chief Financial Officer

▶	K. Stuart Shea—Former Chief Operating Officer

▶	Lewis F. Von Thaer—President, National Security Sector

▶	Vincent A. Maffeo—Executive Vice President and General Counsel

▶	Sarah K. Allen—Executive Vice President and Chief Human Resources Officer

In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of the Board of Directors, which is responsible for overseeing the compensation programs for all of our executives.

Executive Summary

Fiscal 2015 Programs and Our Pay for Performance Philosophy

Our executive compensation programs are designed to align the interests of senior management with stockholders by tying a significant majority of their potential compensation to the achievement of financial performance goals or stock price appreciation through annual incentive bonuses, stock options and performance-based equity awards. Our 2015 programs executed on our pay for performance philosophy, with the Committee establishing performance targets that measured revenues, adjusted operating income, awards and days working capital. The Committee designed this year’s annual incentive program to primarily measure quantitative or objective performance, with 80% of results measured against pre-established financial targets. While financial performance is the most significant factor, other factors—such as leadership behaviors based on ethics, integrity, and collaboration—also impacted the payout for our 2015 annual cash incentive program. The Committee believes these factors contribute to a top-tier workplace environment, improve our efficiency and effectiveness, help us to win key business opportunities and ultimately drive long-term value for stockholders. Although the Committee reviews and certifies financial results as part of the process for determining payout of performance share programs, the amount of compensation awarded to executives is ultimately determined at the Committee’s discretion and is based on what the Committee believes is in the best interests of stockholders.

The Committee continued its practice of awarding a substantial majority of total target compensation to the named executive officers in the form of variable, performance-based incentive compensation, with only a small portion of the total potential compensation provided in the form of base salary as shown below.

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Compensation Discussion & Analysis

The pay mix for Mr. Krone does not include the sign-on awards granted to him as an inducement to join our company. These sign on awards are described in more detail below. Please see the chart on page 24 for more information about the different elements that comprise our variable incentive compensation program and the performance measures that we use to motivate our executives. The compensation mix for each of our named executive officers is shown in the chart on page 27.

Business Environment & Performance

We generate the vast majority of our revenues from contracts with the U.S. Government, particularly the Department of Defense. In general, our business performance is subject to changes in the overall level of U.S. Government spending, especially national security and defense spending. Our service and product offerings and capabilities are therefore aligned with current and future budget priorities of the U.S. Government. In fiscal 2015, continuing pressure on our government customers to hold or reduce spending contributed to delays in government contracting actions. In addition, we continued to face stiff competition for U.S. Government contracts and increased pricing pressure due to the ongoing sequestration policy, the continuing shift towards multiple-award contracts and the awarding of contracts on a low price, technically acceptable basis. These factors negatively impacted our fiscal 2015 results.

We also faced challenges in our health and engineering businesses driven by lower hospital information technology spending trends, a decline in engineering services for U.S. Government and commercial customers and operating losses due to power generation shortfalls at our renewable energy power plant. As a result, we recognized non-cash, accounting charges for the impairment of goodwill and intangible assets relating to these businesses.

While our operating performance in fiscal 2015 was below our expectations overall, we achieved substantial improvement in cash flows from continuing operations driven largely by improvements in working capital management. Our strong cash generation allowed us to deploy excess cash to benefit our stockholders through share repurchases and retirement of debt, in addition to our regular dividend.

Compensation Decision Highlights for Fiscal 2015

Overall, the events and market conditions described above contributed to our performance being less strong in fiscal 2015 than anticipated and resulted in the payment of compensation below the targets previously established by the Committee. We believe that the pay-for-performance alignment of our executive compensation programs is reflected in the compensation program and decisions described in this CD&A, including the following outcomes:

▶	Only two of our named executive officers received an increase in base salary for fiscal 2015. Ms. Allen received an 8.6% increase related to her promotion to Chief Human Resources Officer, and Mr. Von Thaer received a 4.7% increase in base salary. Following the end of fiscal 2015, the Committee decided not to adjust any of our named executive officers’ base salaries for the next fiscal year.

▶	For our annual cash incentive program for fiscal 2015, active named executive officers received, on average, cash payouts between 86% and 95% of target, based on adjusted operating income and awards below target levels and days working capital above target levels (except for Mr. Krone, who joined our company mid-year and received a pro-rated fixed amount in accordance with his employment agreement discussed below).

▶	For our performance share award program, active named executive officers earned approximately 89% of the target share amount allocated to fiscal 2015, based on the achievement of adjusted operating income below the target level.

Compensation Governance

Other aspects of our compensation program are intended to further align our executives’ interest with stockholders. These include:

▶	total compensation for executives targeted at competitive market median levels;

▶	robust stock ownership guidelines that require executive officers to accumulate and hold our shares with a value of at least five times their base salary;

▶	a “clawback” policy that permits the Committee to recover incentive compensation if there is a material restatement of our financial results for any reason or if the executive was involved in misconduct;

▶	an annual compensation risk assessment to identify incentives that could lead to excessive risk-taking;

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Compensation Discussion & Analysis

▶	no special or supplemental pension, health or death benefits for executives; and

▶	a “double-trigger” for change in control benefits, meaning that no benefits are paid solely due to a change in control (an executive’s employment must be terminated following a change in control to receive benefits).

Stockholder Advisory Vote

At our last annual stockholders’ meeting in June 2014, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 84% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices throughout fiscal 2015, we considered the support our stockholders expressed for our pay for performance compensation philosophy and that influenced our decision not to make any significant changes to our executive compensation programs this year. We continued to emphasize short- and long-term incentive compensation, targeted at competitive market median levels with a substantial majority of total compensation based on the achievement of financial performance goals designed to deliver value for our stockholders.

At our 2011 annual meeting of stockholders, our stockholders expressed a preference for an annual advisory vote on executive compensation, in accordance with our Board’s recommendation. Accordingly, the Board determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Elements and Objectives of Our Compensation Program

Under the direction of the Committee, we provide the following principal elements of compensation to our executive officers:

Base Salary. Consistent with our philosophy of tying pay to performance, our executives receive the smallest portion of their overall compensation in the form of base salary. In order to effectively attract and retain talented executives, we provide a fixed base salary to our executive officers based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company data.

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over different timeframes. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year in order to encourage and to reward contributions to our annual financial, operating and strategic objectives. We provide medium- and long-term equity incentive awards to our executive officers to motivate them to stay with us and build stockholder value through their future performance. Because these equity awards are intended to help motivate our executive officers to stay with us and to continue to build future stockholder value, the Committee generally does not consider an executive officer’s current stock or option holdings in making additional awards.

For fiscal 2015, the following chart summarizes the relevant performance metrics associated with each element of pay, and the time frame over which the award vests. In some cases the metric measures the entire period, in some cases it measures only a portion of the period:

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Compensation Discussion & Analysis

Other Benefits. We also provide our executive officers with benefits generally available to other employees, such as participation in our health, benefit and retirement programs. Our executive officers are also entitled to certain benefits if their employment is terminated following a change in control.

Considerations in Determining Direct Compensation

In determining the amount of direct compensation (base salary, annual and long-term incentives) to be awarded to our executive officers, the Committee considers the company’s overall performance, the performance of operating units or corporate functions under the executive officer’s management, individual performance as measured against performance goals and criteria and competitive market data for our compensation peer group. The Committee reviews and approves the amount of direct compensation to be provided to our executive officers for each fiscal year. Executive officers do not propose their own compensation.

At the beginning of each fiscal year, the Committee reviews and approves:

▶	the amount of base salary and target incentive opportunities to be provided for the upcoming year;

▶	the payout range for the cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amount of the awards will be determined;

▶	the payout range for performance share awards that may be earned for the performance period beginning in that fiscal year and the performance goals and criteria upon which the amount of the awards for the relevant performance period will be determined; and

▶	the amount and mix of equity incentive awards (including performance share awards, restricted stock units and stock options) to be granted to our executive officers.

In approving payout ranges for our incentive programs, the Committee determines the levels of performance that must be achieved in order to receive a minimum, target and maximum payout amount. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and the number of performance shares that are earned based upon the achievement of the predetermined performance goals and criteria for the performance cycle just completed.

Company and Operational Sector Performance

Our overall performance (or a combination of company and sector performance for executive officers with operational responsibilities) determines 80% of the amount of any cash incentive awards and 100% of any performance shares or performance restricted stock units (PRSUs) earned during the prior fiscal year. Although amounts are principally determined based upon the company’s or sector’s achievement of financial and operating objectives set at the beginning of the fiscal year, the Committee retains the discretion to reduce the payouts when appropriate.

Individual Performance

Individual performance is a factor in setting base salaries, and individual contributions to the achievement of our enterprise goals determine 20% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and the Chief Human Resources Officer. The Committee also considers market data and information provided by its independent compensation consultant. In addition, in determining annual incentive amounts, the Committee considers whether the executive officer has achieved predetermined personal goals applicable to his or her organization and the way in which those personal goals were achieved, as demonstrated through leadership behaviors. Personal performance goals and leadership behaviors relate to ethics and integrity, maintaining a top-tier workplace environment, collaboration, customer satisfaction and retention, business development in strategic areas and other financial and operating goals as appropriate. The payout of the portion of the incentive payment related to the personal performance goals is multiplied by a factor that reflects the Committee’s assessment of the executive officer’s leadership behaviors. The adjustment ranges from 0% to 125%, with a threshold adjustment of 50% if the individual meets only the minimum leadership expectations.

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Compensation Discussion & Analysis

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and senior management. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership, as well as market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Lead Director and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.

Chief Executive Officer Transition and Related Compensation Decisions

In July 2014, Roger A. Krone succeeded John P. Jumper as our Chief Executive Officer. In connection with this hiring decision, the Committee approved Mr. Krone’s compensation. For the remainder of fiscal 2015, Mr. Krone’s base salary was set at $950,000 on an annualized basis. He was also eligible for a minimum target cash incentive award of $660,882 for fiscal 2015 and received equity awards comprised of stock options, time-vested restricted stock units and performance shares having an aggregate grant date fair value of $2.2 million. In determining Mr. Krone’s compensation, the Committee considered, among other factors, his background and experience, his historical compensation, internal equity considerations and the amount of compensation provided to chief executive officers by companies with whom we compete for executive talent.

In addition, as an inducement to join Leidos, we paid Mr. Krone a cash sign-on award of $1.2 million and issued to him $1.8 million in fully vested shares to replace the value of the awards granted by his previous employer that he forfeited as a result of leaving to join Leidos.

Comparable Market Compensation

The Committee compares the amount of direct compensation that we provide to our executive officers to that provided by companies with whom we compete for executive talent with similar roles and responsibilities. To assist with this effort, the Committee asks its independent compensation consulting firm, Frederic W. Cook & Co., to review and benchmark each element of direct compensation (including salary and cash and equity incentives) we provide to our executive officers. For fiscal 2015, Frederic W. Cook & Co. compared each element of direct compensation we provide to members of senior management against that provided by other publicly-traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group.”

Our compensation peer group is periodically reviewed and updated. The compensation peer group for fiscal 2015 was reviewed by the Committee near the end of fiscal 2014, with the Committee adding Chicago Bridge & Iron to the peer group for fiscal 2015. Peer group companies are chosen for having a similar industry focus as ours and for competing with us for talent as well as business and stockholder investment. Furthermore, the compensation peer group is initially structured so that no company within the group has annual revenues or a market capitalization greater than three times or less than approximately one-third of ours.

Our Compensation Peer Group

▶ AECOM Technology Corporation	▶ Chicago Bridge & Iron	▶ L-3 Communications Holdings, Inc.

▶ Alliant Techsystems	▶ Computer Sciences Corporation	▶ Mantech International

▶ CACI International	▶ Exelis Inc.	▶ Rockwell Collins, Inc.

▶ Cerner	▶ Harris Corporation	▶ TetraTech

▶ CGI Group	▶ Jacobs Engineering Group, Inc.	▶ URS Corporation

We rank approximately at the median of this compensation peer group in terms of revenue and number of employees and between the 25th percentile and median with respect to market capitalization and total assets.

Compensation Discussion & Analysis

To inform its pay decisions for fiscal 2015, the Committee considered market data from the above compensation peer group. In addition, the Committee reviewed multiple broad-based third-party surveys and other information compiled by its independent consultant, Frederic W. Cook & Co., regarding levels of the compensation that other comparably-sized companies provide to their chief executive officer, chief financial officer and other members of senior management. For our Sector Presidents, we compared the compensation we provide against compensation received by managers of operating units or subsidiaries of similar size to our sectors.

The Committee considers this survey data and analysis when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally will:

▶	target overall compensation for our executive officers at the market median, although the actual cash incentive awards paid will vary based on operating performance and may therefore generate compensation that is higher or lower than the market median; and

▶	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer or to address retention concerns.

Compensation Mix

The chart below depicts each principal element of targeted compensation as a percentage of total direct compensation for our active named executive officers. Mr. Jumper and Mr. Shea both ceased employment with the company and, therefore, did not receive long-term incentive awards for fiscal 2015. The cash awards paid to Mr. Jumper and Mr. Shea were pro-rated for their service during fiscal 2015. The amounts below for Mr. Krone do not include his sign-on awards. Variable compensation includes target annual cash incentives or “STI” plus annual long-term equity grants consisting of stock options, PRSUs, and performance shares. Mr. Krone was granted time-vesting restricted stock units rather than PRSUs because he joined the company in July 2014, at which time the one-year performance cycle was half completed. Total direct compensation is comprised of base salary plus target STI plus long-term equity grants.

As indicated above, base salary or “fixed” compensation for our named executive officers represents a significantly smaller portion of total direct compensation than “variable” or performance-based compensation. The allocation of a meaningful portion of compensation to cash incentive awards or STI—ranging from 20% to 27% of total direct compensation—demonstrates the Committee’s belief that a substantial portion of total direct compensation should reflect the actual achievement of predetermined individual and company goals. The allocation of a majority of annual compensation in the form of stock options, PRSUs and performance shares—ranging from 47% to 54% of total direct compensation—reflects the principle that a substantial portion of total compensation should be delivered in the form of equity awards in order to align the interests of our executive officers with those of our stockholders. We believe that a combination of performance shares, performance restricted stock units and stock options provides an appropriate balance of medium and long-term incentives.

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Compensation Discussion & Analysis

The various amounts of compensation provided to our named executive officers for fiscal 2015 are set forth in more detail in the tables in this Proxy Statement under the caption “Executive Compensation.” The allocation of PRSUs and stock options in the chart above is based on the grant date fair value of these awards. The actual value of these awards will be based on future financial performance and our stock price.

Compensation Decisions for Fiscal 2015

Base Salary

In approving the fiscal 2015 base salaries for our named executive officers and other executive officers, the Committee considered its independent consultant’s analysis of pay levels for comparable positions in the compensation peer group based on proxy and survey data which indicated that base salaries for our executive officers were, on average, at approximately competitive median levels. As mentioned in the section above called “Compensation Decision Highlights for Fiscal 2015”, the Committee approved modest increases for two of our named executive officers. Individual base salary amounts also reflect the Committee’s judgment with respect to each active executive officer’s responsibility, performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns. The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above.

Fiscal 2015 Annual Cash Incentive Awards

We provided cash incentive awards to our executives for performance during fiscal 2015 based on the achievement of pre-established financial and personal performance goals for the performance period beginning on February 1, 2014 and ending on January 30, 2015. In the first quarter of fiscal 2015, the Committee approved the threshold, target and maximum bonus amounts for each, as well as the performance goals, relative weightings and criteria upon which awards would be determined. Following the end of fiscal 2015, the Committee approved the payment of cash incentive awards based upon performance against the pre-established goals. The Committee reserved the discretion to pay less than formulaically calculated amounts based on an evaluation of any factors or considerations they believe are relevant.

Performance Measures and Weightings.

Our annual cash incentive plan for fiscal 2015 was designed to incentivize and reward both company financial performance and individual contributions to enterprise goals. The performance goals selected the Committee, their intended purpose and relative weightings are shown below.

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Compensation Discussion & Analysis

Because the financial results are considered the most important factors and are objectively measurable, we weigh these metrics more heavily and they represent 80% of any potential payout. To the extent that performance for a financial metric was less than 80% of target (threshold performance), no bonus amount would be paid with respect to that metric. Potential payout for financial goals ranged from 60% at threshold performance (paid only when at least 80% of the objective is achieved) to 150% at maximum performance (125% or more of the objective achieved), interpolated on a straight-line basis.

We believe that individual contributions towards other enterprise goals contribute to the achievement of our financial goals over time. Such non-formulaic goals represent 20% of any potential payout to encourage individual efforts in an array of areas that we believe will ultimately lead to improved financial performance for the company. The payout range for the personal performance goals is also 60% at threshold and 150% at maximum. In addition, we believe that the way in which our executive officers achieve their results should be measured against desired leadership behaviors. Therefore, the Committee determined that the payout for the portion of the incentive payment related to the personal performance goals (20%) would be multiplied by a factor ranging from 0% to 125%, with the threshold score at 50%, reflecting its assessment of the executive officer’s leadership behaviors.

The Committee set the individual target payout amounts for the full fiscal year between 59% and 91% of base salary for the active named executive officers, with the exception of Mr. Krone, who was guaranteed a pro-rated portion of his target bonus amount for fiscal 2015 as part of the sign-on agreement with him as an inducement to join our company.

Financial Performance Targets and Achievement Levels

The targeted enterprise financial performance achievement levels and actual performance for fiscal 2015 were:

	Target	Actual	Achievement Level
Adjusted Operating Income	$ 398 million	$ 356 million	89.4%
Awards	$ 6.77 million	$ 5.45 million	80.5%
Average Days Working Capital	50 days	43.7 days	114.3%

Award amounts for corporate-level management (Mr. Krone, Mr. Sopp, Mr. Maffeo and Ms. Allen) are determined by reference to our consolidated financial information. Award amounts for our National Security Sector President, Mr. Von Thaer, are determined by reference to both the financial results of his Sector and our consolidated financial information, weighted equally, to encourage a balanced focus on group and company-wide goals.

Determination of Annual Cash Incentive Awards

In evaluating fiscal 2015 financial performance, the Committee reviewed actual performance results against targeted performance levels. In analyzing personal performance results, the Committee reviewed each individual’s level of achievement and also considered input from the Chief Executive Officer—or the independent directors with respect to the Chief Executive Officer’s compensation. Any circumstance considered relevant by board members can be a factor in the determination, including the degree of success and the difficulty of achieving personal performance goals and his or her leadership behavior. Ultimately, weighted average scores for financial and personal objectives were determined and applied against the target bonus applicable to such objectives to determine the formula-based bonus amount.

Following the end of the fiscal year, based on the Committee’s review of the financial results and personal performance during the year, the Committee determined that payment of below-target compensation under our annual cash incentive programs for fiscal 2015 was appropriate, with active named executive officers (other than Mr. Krone) receiving, on average, cash payouts equal to 91% of their annual targets. Because we surpassed the adjusted operating income goal threshold of 70% of target by achieving 89.4%, the Committee certified the payout of the fiscal 2015 annual incentive plan for our active named executive officers.

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Compensation Discussion & Analysis

The chart below provides individual payout amounts at threshold, target and maximum, as well as the actual payout amounts for the fiscal 2015 annual cash incentive program:

	Threshold Award	Target Award	Maximum Award	Actual Award	Actual Award as a % of Target
John P. Jumper	$756,000	$ 1,400,000	$ 2,205,000	$ 563,533	90%(1)
Mark W. Sopp	$ 297,000	$ 550,000	$ 866,250	$ 472,390	86%
Louis F. Von Thaer	$ 270,000	$ 500,000	$ 787,500	$ 476,528	95%
Vincent A. Maffeo	$ 243,000	$ 450,000	$ 708,750	$ 414,401	92%
Sarah K. Allen	$ 121,500	$ 225,000	$ 354,375	$ 199,776	89%

(1)	Mr. Jumper’s award was prorated based on the number of days he was employed by us in fiscal 2015. Accordingly, this percentage is based on a prorated target amount.

The foregoing discussion of annual cash incentive awards excludes Mr. Shea because he ceased to be employed by us in April 2014. In connection with his departure, we agreed to pay him a pro-rated portion of the annual cash incentive bonus that he otherwise would have been eligible to receive based on the company’s organizational performance. Accordingly, Mr. Shea was paid a cash bonus in the amount of $108,160, based on a full-year target amount of $725,000 and approximately two months of service in fiscal 2015. Mr. Krone is also excluded from the discussion of the annual incentive awards because he was guaranteed a minimum cash incentive for fiscal 2015 in the amount of $660,822 as an inducement to join the company as our Chief Executive Officer in July 2014.

Long-Term Incentive Awards

Equity awards are granted primarily to motivate future performance and for retention purposes. In fiscal 2015, each active named executive officer received a mix of equity awards composed of performance share awards, stock options, and PRSUs (or time-vesting RSUs in the case of Mr. Krone). The grant amounts are determined based on market data and the Committee’s consideration of each executive officer’s level of experience, position and responsibilities. The chart below shows the total value and the mix of equity awards approved by the Committee and for each active named executive officer:

Stock Options. Stock options are an effective means of linking rewards to the creation of stockholder value over a longer term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term. The options vest 25% each year on the anniversary of grant date and expire on the seventh anniversary of grant date.

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Compensation Discussion & Analysis

Performance Restricted Stock Awards. Equity awards that vest contingent upon the achievement of pre-established financial goals help to ensure that a significant portion of an executive’s total annual compensation is aligned with our performance and stockholder interests. Our active named executive officers were granted performance restricted stock units or “PRSUs” that vest 25% each year on the anniversary of grant date, but are forfeited if we fail to achieve a pre-established performance goal for the first year. The performance goal for fiscal 2015 was $4 billion in revenue. This performance goal was met and therefore the PRSUs will continue to vest. Because Mr. Krone joined the company mid-year, he was granted restricted stock units or “RSUs” in lieu of PRSUs with the same vesting schedule but without the performance condition.

Performance Share Awards. Approximately 50% of the targeted total value of equity awards granted to our active named executive officers in fiscal 2015 was in the form of performance share awards that will result in shares being issued at the end of three years only to the extent that the company’s achieves specific financial performance goals for each fiscal year over the three-year performance period beginning in fiscal 2015. In the first quarter of fiscal 2015, the Committee set the performance goal for fiscal 2015 – adjusted operating income – and approved the threshold, target and maximum performance share award amount for the entire three-year period, one-third of which is allocated to each of the respective three-year performance periods. We used adjusted operating income as the single financial goal for 2015 because it most directly aligns with our growth strategy and we believe is generally strongly correlated with potential stockholder value. The Committee intends to set the goals for the second and third years of this three-year performance period at the beginning of each respective year.

The following table sets forth the target number of shares and corresponding target value for performance share awards granted in fiscal 2015 for the three-year performance period covering fiscal 2015 through fiscal 2017, with the target number of shares based on a value of $36.85 per share, the closing sales price of our common stock on the NYSE on the trading day before the grant date.

	Target Shares	Target Value
Roger A. Krone	32,753	$ 1,211,507
Mark W. Sopp	17,640	$ 650,000
Louis F. Von Thaer	16,622	$ 612,500
Vincent A. Maffeo	12,212	$ 450,000
Sarah K. Allen	7,124	$ 262,500

The Committee approved the following payout levels for performance against adjusted operating income for fiscal 2015, with payouts for performance between the threshold and maximum levels to be calculated on a straight-line basis:

Level of Performance	Adjusted Operating Income
No payout	Less than $ 199 million
Threshold (50% payout)	$ 199 million
Target (100% payout)	$ 398 million
Maximum (150% payout)	$ 597 million

Determination of Performance Shares Earned for 2015. Following the end of fiscal 2015, the Committee determined that 89.4% of the target shares allocated to fiscal 2015 (one-third of the target grant amount) were earned based on adjusted operating income of $356 million. Shares will not be issued until the service-vesting requirements are met on December 30, 2016, provided that the executive officer remains employed with us and subject to the Committee’s discretion to reduce the number of shares ultimately issued.

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Compensation Discussion & Analysis

Other Benefits Provided in Fiscal 2015

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants’ retirement plan accounts based on a percentage of their “eligible compensation” under applicable rules. The average amount of contributions we made to the retirement plan accounts of our named executive officers in fiscal 2015 was approximately $9,740. The Committee believes that this retirement program permits our executives to save for their retirement in a tax-effective manner.

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. We make no contributions to named executive officers’ accounts under these plans. In addition, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer a portion of their eligible salary. Vested deferred balances under the plans will generally be paid upon retirement or termination. These plans are described in more detail under “Executive Compensation – Nonqualified Deferred Compensation.”

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees.

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

In fiscal 2015, the Committee directed management to undertake a risk assessment of our compensation programs and asked Frederic W. Cook & Co., the Committee’s independent compensation consultant, to review the assessment. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives or other employees. The factors considered in reaching this conclusion include:

▶	short-term incentive measures are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

▶	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;

▶	maximum payouts are capped at levels that do not reward excessive risk-taking;

▶	goals are based on company and sector performance measures, which mitigates excessive risk-taking within any particular business unit;

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Compensation Discussion & Analysis

▶	leadership behaviors, such as ethics and integrity, are specifically addressed in our short-term incentive programs;

▶	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

▶	our stock ownership guidelines encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive plans. In advance of each fiscal year, the Committee predetermines the dates on which equity awards will be granted during the following fiscal year to new and existing employees, including our executive officers. These grant dates are selected to occur after the dates we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible executive officers or other employees in connection with a new hire, for retention purposes or otherwise. The equity award grant dates for fiscal 2015 were fixed by the Committee in December 2013. The Committee approves all equity awards made to our directors and executive officers.

The exercise price of any option is determined by reference to the fair market value of the shares on the grant date, which our 2006 Equity Incentive Plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines and Policies

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under our established stock ownership guidelines, our named executive officers are required to accumulate and maintain stockholdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards. In addition to these ownership guidelines, we have also established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities. We believe that these prohibited transactions carry a greater risk of liability for insider trading violations and create an appearance of impropriety. For example, with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, our executive officers are required to obtain preclearance from our General Counsel for all transactions in our securities.

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

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Compensation Discussion & Analysis

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro-rata basis, depending on the nature of event and the type of award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control.”

Potential Change in Control and Severance Benefits

We have entered into severance protection agreements with our executive officers that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy Statement under “Executive Compensation—Potential Payment Upon a Change in Control.” We believe that these agreements provide an important benefit to us by helping alleviate any concern the executive officers might have when contemplating a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

These severance protection agreements renew for successive one-year terms each year, unless either the Committee or the executive officer that the agreement applies to decides not to extend the term of the agreement before October 31st of the prior year. This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executive officers in connection with their termination of employment under certain conditions following a change in control and to consider whether to continue providing such benefits.

Other than the change in control benefits described above, we are not obligated to offer any kind of severance benefits to our executive officers, other than Mr. Krone. Our executive officers, other than Mr. Krone, are employees-at-will and as such do not have any employment agreements with us, other than standard employee offer letters. Mr. Krone’s employment agreement provides that if his employment is terminated by us for reasons other than cause or by Mr. Krone for good reason, he would receive an amount equal to a maximum of two times the sum of his base salary and target bonus. Such payment amount will decline by 1/24 per month after the date Mr. Krone’s employment with us began in July 2014, but will in no event be less than one times the sum of his base salary and target bonus. Such payment will be subject to Mr. Krone’s agreement to release us of any claims. However, if such termination is within three months prior to a change in control or within 24 months after a change in control, Mr. Krone would receive an amount equal to a maximum of two and one half times the sum of his base salary and target bonus. In addition, Mr. Krone would be entitled to receive payment for certain benefits, outplacement services and vesting of all or a portion of his initial equity awards, depending on whether the termination is during a change in control period. The Committee approved these severance benefits, after considering the potential costs, as an inducement for Mr. Krone to join the company.

Tax Deductibility of Executive Compensation

We generally attempt to provide compensation that is structured to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. The Committee awards some of our compensation based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company

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Compensation Discussion & Analysis

and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion & Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

Miriam E. John (Chair)

David G. Fubini

Harry M.J. Kraemer, Jr.

Gary S. May

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Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to us during fiscal 2015 and, if applicable, fiscal 2014 and 2013, whether or not such amounts were paid in such year:

Name and principal position	Year(1)	Salary($)(2)	Bonus($)(3)	Stock awards($)(4)	Option awards($)(4)	Non-equity incentive plan compen- sation($)(5)	All other compen- sation($)(6)	Total($)

Roger A. Krone(7)	2015	$ 493,269	$ 1,860,822	$ 2,732,044	$ 396,498	—	$ 57,792	$ 5,540,425
Chief Executive Officer
John P. Jumper(8)	2015	$ 675,519	—	—	—	$ 563,533	$ 19,046	$ 1,258,098
Former Chief Executive Officer	2014	$ 1,200,000	—	$ 4,124,961	$ 1,375,063	$ 774,000	$ 3,416	$ 7,477,440
	2013	$ 1,119,808	—	$ 1,875,003	$ 1,125,000	$ 1,248,000	—	$ 5,367,811
Mark W. Sopp	2015	$ 640,000	—	$ 541,695	$ 219,788	$ 472,390	$ 15,079	$ 1,888,952
Executive Vice President and	2014	$ 658,338	—	$ 1,612,551	$ 537,523	$ 298,000	$ 125,574	$ 3,231,986
Chief Financial Officer	2013	$ 654,263	—	$ 583,345	$ 350,001	$ 547,000	$ 15,181	$ 2,149,790
K. Stuart Shea(9)	2015	$ 286,947	—	—	—	$ 108,160	$ 3,391,700	$ 3,786,807
Former Chief Operating Officer	2014	$ 764,626	—	$ 2,249,951	$ 750,029	$ 437,000	$ 24,336	$ 4,225,942
	2013	$ 739,457	—	$ 833,358	$ 500,001	$ 638,000	$ 16,833	$ 2,727,649
Lewis F. Von Thaer(10)	2015	$ 546,154	—	$ 510,409	$ 207,104	$ 476,528	$ 13,058	$ 1,753,253
Sector President, NSS	2014	$ 327,746	$ 750,000	$ 1,525,025	$ 675,011	$ 500,000	$ 9,692	$ 3,787,474
Vincent A. Maffeo	2015	$ 574,723	—	$ 374,986	$ 152,162	$ 414,401	$ 13,276	$ 1,529,548
General Counsel	2014	$ 575,000	—	$ 937,497	$ 312,512	$ 383,000	$ 58,436	$ 2,266,445
	2013	$ 594,808	—	$ 416,679	$ 250,001	$ 510,000	$ 15,069	$ 1,786,557
Sarah K. Allen	2015	$ 375,385	—	$ 218,742	$ 88,759	$ 199,776	$ 13,069	$ 895,731
Chief Human Resources Officer

1.	Compensation is provided only for fiscal years for which an individual qualified as a named executive officer.

2.	Amounts in this column include Compensation Leave payouts as follows: Mr. Jumper, $89,365 and Mr. Shea, $133,581.

3.	Mr. Krone was awarded a $1,200,000 cash sign on bonus and a guaranteed annual cash incentive for fiscal 2015 in the amount of $660,822 to replace a portion of the value of awards granted by his previous employer that he forfeited upon joining our company.

4.	These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include (a) restricted stock units that were subject to performance conditions which have been met and (b) shares deemed earned under three year performance share awards, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period. For Mr. Krone, amounts in the “Stock awards” column include $403,820, which is the grant date fair value of the shares deemed earned under a three year performance share award, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period, $594,762 in the form of restricted stock units and $1,733,462 in fully vested shares of our common stock. Values for all performance share awards are computed based upon the probable outcome of the performance conditions as of the grant date of the award. Assuming the highest level of the performance conditions is achieved, the value of the fiscal 2015 performance shares in the “Stock Awards” column would be as follows: Mr. Krone, $2,933,954; Mr. Sopp, $650,034; Mr. Von Thaer, $612,484; Mr. Maffeo, $449,975 and Ms. Allen, $262,483. The awards shown in the “Options awards” column are not subject to performance conditions.

For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculation of these amounts, please refer to Note 13 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 25, 2015.

5.	Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award programs for the stated fiscal years. The threshold, target and maximum payouts are shown in the “Grants of Plan Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.” The amounts for Mr. Jumper and Mr. Shea in this column represent pro-rated annual cash incentives based on the time they were employed by us during fiscal 2015. See our “Compensation Discussion & Analysis.”

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Executive Compensation

6.	Amounts shown in this column for fiscal 2015 primarily represent company contributions that we made on behalf of the named executive officers under the Leidos Retirement Plan as follows: Mr. Krone, $7,392, Mr. Jumper, $5,200, Mr. Sopp, $12,346, Mr. Shea, $4,808, Mr. Von Thaer, $13,057, Mr. Maffeo, $13,000 and Ms. Allen, $13,069. In addition, for fiscal 2015, (a) the amount for Mr. Krone includes the payment of $50,000 in legal fees related to the negotiation of his employment agreement with us and (b) the amount for Mr. Shea includes the payment of $3,386,892 paid pursuant to a Memorandum of Understanding entered into in March 2014 in anticipation of Mr. Shea’s termination of employment. See “Compensation Discussion & Analysis.”

7.	Mr. Krone became our Chief Executive Officer in July 2014; therefore, the amount in the “Salary” column reflects a partial year of service in fiscal 2015.

8.	Mr. Jumper served as our Chief Executive Officer from March 2012 to July 2014; therefore, the amount in the “Salary” column reflects a partial year of service in fiscal 2013 and fiscal 2015.

9.	Mr. Shea terminated employment with the company in April 2014; therefore, the amount in the “Salary” column reflects a partial year of service in fiscal 2015.

10.	Mr. Von Thaer joined the company in June 2013; therefore, the amount in the “Salary” column reflects a partial year of service in fiscal 2014.

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Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2015 pursuant to our 2006 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan.

Name	Award type	Grant Date	Estimated future payouts under non- equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other option awards; number of securities underlying options(3) (#)	All other stock awards; number of shares of stock or units(4) (#)	Exercise or base price of option awards(5) ($/share)	Grant date fair value of stock and option awards(6) ($)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Krone	Cash	7/14/2014	$ 660,822	$ 1,200,000	$ 1,890,000	—	—	—	—	—	—	—
	Options	7/14/2014	—	—	—	—	—	—	67,203	—	$36.99	$ 396,498
	RSU	7/14/2014	—	—	—	—	—	—	—	16,079	—	$ 594,762
	PSA	7/14/2014	—	—	—	5,459	10,917	16,376	—	—	—	$ 403,820
	Stock	7/14/2014	—	—	—	—	—	—	—	46,863	—	$ 1,733,462
Mr. Jumper(7)	Cash	3/20/2014	$ 756,000	$ 1,400,000	$ 2,205,000	—	—	—	—	—	—	—
Mr. Sopp	Cash	3/20/2014	$ 297,000	$ 550,000	$ 866,250	—	—	—	—	—	—	—
	Options	4/4/2014	—	—	—	—	—	—	35,279	—	$36.85	$ 219,788
	PRSU	4/4/2014	—	—	—	—	8,820	—	—	—	—	$ 325,017
	PSA	4/4/2014	—	—	—	2,940	5,880	8,820	—	—	—	$ 216,678
Mr. Shea	Cash	3/20/2014	$ 391,500	$ 725,000	$ 1,141,875	—	—	—	—	—	—	—
Mr. Von Thaer	Cash	3/20/2014	$ 270,000	$ 500,000	$ 787,500	—	—	—	—	—	—	—
	Options	4/4/2014	—	—	—	—	—	—	33,243	—	$36.85	$ 207,104
	PRSU	4/4/2014	—	—	—	—	8,311	—	—	—	—	$ 306,260
	PSA	4/4/2014	—	—	—	2,770	5,540	8,310	—	—	—	$ 204,149
Mr. Maffeo	Cash	3/20/2014	$ 243,000	$ 450,000	$ 708,750	—	—	—	—	—	—	—
	Options	4/4/2014	—	—	—	—	—	—	24,424	—	$36.85	$ 152,162
	PRSU	4/4/2014	—	—	—	—	6,106	—	—	—	—	$ 225,006
	PSA	4/4/2014	—	—	—	2,035	4,070	6,105	—	—	—	$ 149,980
Ms. Allen	Cash	3/20/2014	$ 121,500	$ 225,000	$ 354,375	—	—	—	—	—	—	—
	Options	4/4/2014	—	—	—	—	—	—	14,247	—	$36.85	$ 88,759
	PRSU	4/4/2014	—	—	—	—	3,562	—	—	—	—	$ 131,260
	PSA	4/4/2014	—	—	—	1,187	2,374	3,561	—	—	—	$ 87,482

1.	As described in our Compensation Discussion & Analysis, cash incentive awards paid to our named executive officers for performance during fiscal 2015 were based on achievement of pre-established goals. Pursuant to his employment agreement, Mr. Krone was guaranteed a minimum bonus amount equal to $660,822. This represents his target cash incentive award pro-rated for his service to us during fiscal 2015. The actual payouts for the fiscal 2015 performance period are provided the “Summary Compensation Table” in the column headed “Non-equity incentive plan compensation.”

2.	The PRSUs in these columns represent restricted stock units which are subject to a performance goal which was met and vesting requirements as follows: 25% of the PRSUs vests on the first, second, third and fourth anniversaries of grant date. The PSAs in these columns represent the threshold, target and maximum number of shares issuable under the fiscal 2015 performance period under three year performance share awards, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period. The actual payouts for the fiscal 2015 performance period are provided the “Summary Compensation Table” in the column headed “Stock awards.”

3.	Amounts in this column represent the number of shares of our common stock underlying options issued in fiscal 2015. All options vest 25% on the first, second, third and fourth anniversaries of grant date.

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Executive Compensation

4.	Amounts in this column were grants made as follows to Mr. Krone as an inducement to join our company: (a) fully vested shares of our common stock and (2) time-based restricted stock units, 25% of which vest on the first, second, third and fourth anniversaries of grant date.

5.	The 2006 Equity Incentive Plan defines “fair market value” as the closing sales price of our common stock on the NYSE on the trading day before the grant date which is the exercise price.

6.	Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may actually be realized by the recipient and do not reflect changes in our stock price after the date of grant.

7.	Mr. Jumper also received stock option and restricted stock unit awards in connection with his service as a non-employee director of the company after his resignation as our Chief Executive Officer. For more information on these awards, please see “Directors Compensation.”

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding option, restricted stock unit, performance restricted stock unit and performance share awards issued pursuant to our 2006 Equity Incentive Plan that were held by our named executive officers at the end of fiscal 2015, including awards previously deferred under our Key Executive Stock Deferral Plan.

		Option Awards(1)				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (exercisable)(#)	Number of securities underlying unexercised options (unexercisable)(#)	Option exercise price($)	Option expiration date	Grant date	Number of shares of stock or units that have not vested(#)(2)	Market value of shares of stock or units that have not vested($)(3)	Equity incentive plan awards; number of unearned shares, units, or other rights that have not vested(#)(4)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have not vested($)(3)

Mr. Krone	7/14/2014	—	67,203	$ 36.99	7/13/2021	7/14/2014	16,079	$ 665,671	—	—
	—	—	—	—	—	7/14/2014	9,764	$ 404,230	21,836	$904,010
Mr. Jumper(5)	4/2/2010	5,429	—	$ 44.78	4/1/2015	3/30/2012	22,115	$ 915,561	—	—
	4/1/2011	5,371	—	$ 43.50	3/31/2018	4/5/2013	51,713	$ 2,140,918	—	—
	3/30/2012	96,174	144,265	$ 33.96	3/29/2019	4/5/2013	41,371	$ 1,712,759	—	—
	4/5/2013	48,087	192,352	$ 34.84	4/4/2020	10/4/2013	16,991	$ 703,427	—	—
	10/4/2013	—	26,222	$ 45.97	10/3/2020	7/14/2014	2,704	$ 111,946	—	—
	7/14/2014	—	9,108	$ 36.99	7/13/2021				—	—
Mr. Sopp	4/2/2010	48,670	—	$ 44.78	4/1/2015	3/30/2012	6,880	$ 284,832	—	—
	4/1/2011	41,151	27,434	$ 43.50	3/31/2018	4/5/2013	16,089	$ 666,085	—	—
	3/30/2012	29,920	44,883	$ 33.96	3/29/2019	4/5/2013	12,871	$ 532,859	—	—
	4/5/2013	14,960	59,843	$ 34.84	4/4/2020	10/4/2013	12,744	$ 527,602	—	—
	10/4/2013	—	19,667	$ 45.97	10/3/2020	4/4/2014	8,820	$ 365,148	—	—
	4/4/2014	—	35,279	$ 36.85	4/3/2021	4/4/2014	5,259	$ 217,723	11,760	$486,864
Mr. Shea	—	—	—	—	—	—	—	—	—	—
Mr. Von Thaer	6/7/2013	19,537	78,151	$ 38.15	6/6/2020	6/7/2013	12,491	$ 517,127	—	—
	10/18/2013	—	13,677	$ 45.82	10/17/2020	6/7/2013	15,535	$ 643,149	—	—
	4/4/2014	—	33,243	$ 36.85	4/3/2021	10/18/2013	8,524	$ 352,894	—	—
		—	—	—	—	4/4/2014	8,311	$ 344,075	—	—
		—	—	—	—	4/4/2014	4,954	$ 205,096	11,082	$458,795
Mr. Maffeo	6/18/2010	48,479	—	$ 46.51	6/17/2015	3/30/2012	4,915	$ 203,481	—	—
	4/1/2011	29,393	19,596	$ 43.50	3/31/2018	4/5/2013	10,342	$ 428,159	—	—
	3/30/2012	21,372	32,058	$ 33.96	3/29/2019	4/5/2013	8,274	$ 342,544	—	—
	4/5/2013	9,617	38,470	$ 34.84	4/4/2020	10/4/2013	5,948	$ 246,247	—	—
	10/4/2013	—	9,178	$ 45.97	10/3/2020	4/4/2014	6,106	$ 252,788	—	—
	4/4/2014	—	24,424	$ 36.85	4/3/2021	4/4/2014	3,640	$ 150,696	8,142	$337,079
Ms. Allen	4/2/2010	2,916	—	$ 44.78	4/1/2015	4/1/2011	1,374	$ 56,884	—	—
	4/1/2011	2,799	1,868	$ 43.50	3/31/2018	4/1/2011	772	$ 31,961	—	—
	3/30/2012	1,244	1,867	$ 33.96	3/29/2019	3/30/2012	2,752	$ 113,933	—	—
	4/5/2013	3,739	14,961	$ 34.84	4/4/2020	4/5/2013	4,022	$ 166,511	—	—
	10/4/2013	—	9,834	$ 45.97	10/3/2020	4/5/2013	3,218	$ 133,225	—	—
	4/4/2014	—	14,247	$ 36.85	4/3/2021	10/4/2013	6,373	$ 263,842	—	—
	—	—	—	—	—	4/4/2014	3,562	$ 147,467	—	—
	—	—	—	—	—	4/4/2014	2,123	$ 87,892	4,750	$196,650

1.	Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2015. Options granted prior to fiscal 2014 vest according to the following schedule: 20% of the options vest on the first, second and third anniversaries of the grant date, with the remaining 40% vesting on the fourth anniversary of the grant date. Options granted in fiscal 2014 and after vest 25% on the first, second, third and fourth anniversaries of grant date, except for the options granted in October 2013 which vest 100% on the third anniversary of the date of grant.

Executive Compensation

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Executive Compensation

2.	Information in this column relates to restricted stock units and performance share awards held by our named executive officers at the end of fiscal 2015, including restricted stock units held in our Key Executive Stock Deferral Plan and includes restricted stock units issued as dividend equivalents. Restricted stock units granted prior to fiscal 2014 vest according to the following schedule: 20% of the award vests on the first, second and third anniversaries of the grant date, with the remaining 40% vesting on the fourth anniversary of the grant date. Restricted stock units granted in fiscal 2014 and after vest 25% on the first, second, third and fourth anniversaries of grant date or 100% on the third year anniversary of the date of grant, in each case if the applicable performance condition is met. Performance share awards vest 100% on the third year anniversary of the date of grant to the extent earned based on achievement of the applicable performance conditions, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period. Any restricted stock units or performance shares previously deferred by our named executive officers are also reflected in “Nonqualified Deferred Compensation.”

3.	Based on $41.40, the closing sales price of our common stock on the NYSE on January 30, 2015.

4.	Amounts in this column represent the target shares for the fiscal 2015 performance share awards related to the second and third years of the three-year performance period.

5.	Amounts reflected for Mr. Jumper include stock option and restricted stock unit awards issued in connection with his service as a non-employee director of the company. For more information on these awards, please see “Directors Compensation.”

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2015 upon the exercise of stock options and the vesting of restricted stock awards or restricted stock units and restricted stock units issued as dividend equivalents, including awards held in our Key Executive Stock Deferral Plan.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercises ($)(1)	Number of shares acquired on vesting(#) (2)	Value realized on vesting ($) (1)
Mr. Krone	—	—	46,863	$1,747,990
Mr. Jumper	—	—	87,257	$3,036,631
Mr. Sopp	—	—	26,768	$1,079,429
Mr. Shea	42,744	$109,081	7,641	$275,067
Mr. Von Thaer	—	—	3,788	$154,239
Mr. Maffeo	—	—	19,167	$773,947
Ms. Allen	—	—	5,190	$189,245

1.	Based on the closing price of our common stock on the date of exercise or vesting. The actual value realized was determined using the closing price on the trading date immediately preceding the exercise or vesting date in accordance with the fair market value definition in the 2006 Equity Incentive Plan.

2.	Includes stock units held in our Key Executive Stock Deferral Plan which vested during fiscal 2015. Any stock awards previously deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2015 under the following nonqualified deferred compensation plans, which are summarized below:

The Leidos Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash or vested equity incentive awards granted to them under our cash incentive or stock incentive plans. We make no contributions to participants’ accounts under the Keystaff Deferral Plan, although participant deferrals, which are reflected in dollars, earn interest during the deferral period. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will generally be paid upon retirement or separation from service.

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Executive Compensation

The Leidos Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals generally correspond to stock units of our common stock. Shares equivalent to deferrals may be deposited to a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service.

The Leidos 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that allows eligible participants to defer up to 20% of their eligible compensation. Salary deferrals into the Excess Plan do not start until after an eligible participant has met the annual IRS contribution limit for the Leidos Retirement Plan. Bonuses are not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Vested deferred balances under this plan will generally be paid following separation from service.

The Leidos Management Stock Compensation Plan provides a long-term incentive to a select group of management and highly compensated senior employees by making deferred awards of shares of our common stock. Each share unit granted generally corresponds to one share of stock. Awards will generally vest 100% at the end of the fourth year following the date of award. The death of a participant or a change in control of us will result in full vesting of an award. A participant will forfeit any unvested portions of the account if the participant’s employment terminates for any reason other than death. Participants in the Management Stock Compensation Plan receive a distribution of their awards in shares of stock following termination or retirement.

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2015 through our nonqualified deferred compensation plans in which our named executive officers participate:

Name	Plan	Executive contributions in fiscal 2015 ($)(1)	Aggregate earnings in fiscal 2015 ($)(2)	Aggregate withdrawals/ distributions in fiscal 2015 ($)	Aggregate balance at fiscal year- end ($)(3)

Mr. Krone	Not applicable	—	—	—	—
Mr. Jumper	Keystaff Deferral Plan Key Executive Stock Deferral Plan	— —	$8,048 ($11,906)	— —	$210,870 $201,552

Mr. Sopp	Key Executive Stock Deferral Plan	$325,017	($163,261)	—	$3,833,247

Mr. Shea	Keystaff Deferral Plan Key Executive Stock Deferral Plan	— $8,768	$2,985 ($130,644)	($104,089) ($303,720)	— —

Mr. Von Thaer	Excess Plan	$24,115	$384	—	$24,500
Mr. Maffeo	Keystaff Deferral Plan Key Executive Stock Deferral Plan Excess Plan	$191,500 $112,503 $84,039	$22,880 ($4,973) $6,220	— — —	$649,542 $460,817 $246,079

Ms. Allen	Management Stock Compensation Plan	—	($2,940)	—	$49,774

1.	Amounts in this column represent the value of cash or stock awards deferred during fiscal 2015. These amounts are also included as compensation in the “Summary Compensation Table”.

2.	With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned during fiscal 2015 on cash previously deferred based on Moody’s Seasoned Corporate Bond Rate minus 1% (3.91% for the period of February 1, 2014 to December 31, 2014 and 3.09% for the period of January 1, 2015 to January 30, 2015). With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or decreases in the value of stock units corresponding to shares of our common stock during fiscal 2015. The market value of the shares is based upon $41.40, the closing sales price of our common stock on the NYSE on January 30, 2015. With respect to the Excess Plan, amounts in this column represent aggregate returns on the diverse investment options available to eligible participants based on individual participant investment elections. There were no company matching contributions made to our named executive officer accounts under any of our nonqualified deferred compensation plans in fiscal 2015.

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Executive Compensation

3.	Amounts in this column represent the value of the holder’s accounts at the end of fiscal 2015. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officer based on $41.40 per share, the closing sales price of our common stock on the NYSE on January 30, 2015. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. Our named executive officers held the following number of stock units at the end of fiscal 2015 in the Key Executive Stock Deferral Plan as follows: (a) Mr. Jumper, 4,868; (b) Mr. Sopp, 92,386; and (c) Mr. Maffeo, 14,113 and in the Management Stock Compensation Plan as follows: Ms. Allen, 1,202.

Potential Payments upon Termination or a Change in Control

We are not obligated to offer any kind of severance benefits to our named executive officers solely upon termination of employment.

We have entered into the following agreements and arrangements with our named executive officers that would provide them with certain payments and benefits, which are described below, if we are subject to a change in control:

▶	Severance Protection Agreements. We have entered into severance protection agreements with each of our executive officers, including each of the active named executive officers, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive all accrued salary and a pro rata bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and bonus amount. The executive officer will also receive such life insurance, disability, medical, dental, vision and hospitalization benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

▶	Stock Incentive and Deferred Compensation Plans. Under the terms of our stock incentive and deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including our named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. Outstanding stock options, stock awards and stock units issued to the named executive officers under our Key Executive Stock Deferral Plan, generally become fully vested upon the occurrence of a change in control. Our 2006 Equity Incentive Plan generally provides that vesting will accelerate if the holder is involuntarily terminated or terminates his employment for good reason within 18 months following a change in control. For performance share awards issued under our 2006 Equity Incentive Plan, shares would be paid out on an immediate pro rata basis based on the percentage of the performance period completed at the time of the change in control. If more than 50 percent of the performance period is completed, the prorated number of shares that would vest is based on company performance up to the date of change in control. If less than 50 percent of the performance period is completed, a prorated target number of shares would vest based on the time elapsed during the performance period.

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Executive Compensation

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the active named executive officers under the foregoing agreements and plans, assuming that a change in control occurred on the last business day of fiscal 2015:

	Severance protection benefits				Accelerated equity awards			Total
Name	Salary and Bonus (1)	Pro rata bonus (2)	Life insurance, healthcare (3)	Outplacement services (4)	Restricted stock and restricted stock units (5)	Option awards (6)	Performance Share Awards (7)	Applicable scale- back (8)	Total gross severance benefits and equity awards (9)
Mr. Krone	$ 5,375,000	$ 660,822	$ 105,616	$ 12,000	$ 675,961	$ 296,365	$ 1,376,936	—	$ 8,502,701
Mr. Sopp	$ 2,975,000	$ 550,000	$ 67,850	$ 12,000	$ 2,385,007	$ 887,269	$ 222,774	$ (617,080)	$ 6,482,820
Mr. Von Thaer	$ 2,625,000	$ 500,000	$ 61,265	$ 12,000	$ 1,865,230	$ 405,137	$ 209,893	$ (837,630)	$ 4,840,895
Mr. Maffeo	$ 2,562,500	$ 450,000	$ 131,257	$ 12,000	$ 1,479,069	$ 602,161	$ 154,199	—	$ 5,391,186
Ms. Allen	$ 1,512,500	$ 225,000	$ 53,456	$ 12,000	$ 917,258	$ 176,931	$ 89,943	$ (365,438)	$ 2,621,650

1.	Amounts in this column represent a single lump sum equal to two-and-one-half times the sum of (a) the named executive officer’s fiscal 2015 salary and (b) the annual target bonus for fiscal 2015. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

2.	For all executives except for Mr. Krone, amounts in this column represent a pro rata portion of the Bonus Amount to which the named executive officer would be entitled depending on the number of days that had elapsed in the fiscal year in which he or she is terminated. Because we are required to present all information in this table assuming that the named executive officer is terminated on the last business day of fiscal 2015, the amount of the pro rata Bonus Amount in this column represents the full amount of the executive officers’ respective Bonus Amounts. In addition to the amounts set forth in the column, our named executive officers would also be entitled to be paid for any unused comprehensive leave time they had accrued. The amount for Mr. Krone reflects the pro-rata portion of his bonus based on actual performance under the terms of his employment agreement, rather than the Bonus Amount.

3.	For all executives except Mr. Krone, amounts in this column represent the estimated value to the named executive officer of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination. Mr. Krone would be entitled to a lump sum payment in lieu of continued coverage for 30 months, as provided in his employment agreement.

4.	Amounts in this column represent the estimated value to the named executive officer of the outplacement counseling services to be provided for 12 months following termination.

5.	Amounts in this column represent the value of accelerated vesting at the end of fiscal 2015 of (a) shares of restricted stock and restricted stock units (including earned PSUs for grants made prior to fiscal year 2015) issued pursuant to the 2006 Equity Incentive Plan, and (b) restricted stock units in our Key Executive Stock Deferral Plan. Value for 2014 RSUs include accrued cash dividends as of January 30, 2015. For more information regarding the number of shares of unvested stock and stock units held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

6.	Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 2006 Equity Incentive Plan that were held by the named executive officer at the end of fiscal 2015. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

7.	Amounts in this column represent the value of shares underlying outstanding performance share awards issued under our 2006 Equity Incentive Plan. For all executives except Mr.Krone, values are based on the actual number of shares that would have been earned based on performance through January 30, 2015. The actual shares earned for the first year of the 2015-2017 performance period is 89.4% of the target performance awards allocated to fiscal year 2015. Mr. Krone would be entitled to full vesting of his performance share award at target performance levels.

8.	Represents amount of gross severance payments to be reduced to avoid excise taxes which may be payable pursuant to Section 280G and 4999 of the Internal Revenue Code.

9.	Amounts in this column represent the gross amount of change in control benefits to be received by the named executive officer, without reflecting any federal and/or state income taxes payable with respect to such amounts. In addition to the benefits valued in this table, Mr. Krone would also be released of any obligation to repay any portion of the cash sign on award and the fully vested shares he received upon his employment with us.

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Executive Compensation

The following table set forth our estimates regarding the potential value of cash payments and benefits and accelerated vesting of equity awards to be received by Mr. Krone under his employment agreement if Mr. Krone’s employment is terminated by us for reasons other than cause or by Mr. Krone for good reason. However, if such termination is within three months prior to a change in control or within 24 months after a change in control, Mr. Krone would receive the amounts set forth in the table above.

	Involuntary Termination Without Cause/ Termination for Good Reason				Accelerated equity awards			Total
Name	Salary and Bonus (1)	Pro rata bonus (2)	Healthcare (3)	Outplacement services (4)	Stock Awards (5)	Option awards (6)	Performance Share Awards (7)	Total gross severance benefits and equity awards (8)
Mr. Krone	$3,225,000	$660,822	$18,834	$12,000	$675,961	$296,365	$410,485	$5,299,468

1.	Amounts in this column represent a single lump sum equal to two times the sum of (a) Mr. Krone’s fiscal 2015 salary and (b) the annual target bonus for 2015 multiplied by a fraction equal to a numerator of 24 minus the number of full months elapsed from his hire date to his termination date and a denominator equal to 24.

2.	Reflects the pro-rata portion of Mr. Krone’s bonus based on actual performance for the fiscal year ended on January 30, 2015. Because we are required to present all information in this table assuming that Mr. Krone is terminated on the last business day of fiscal 2015, the amount in this column represents the full amount of the bonus paid for the year. In addition to the amounts set forth in the column, Mr. Krone would also be entitled to be paid for any unused comprehensive leave time he had accrued.

3.	Mr. Krone would be entitled to lump sum payment equal to the product of 12 times his monthly COBRA premiums for health, dental and vision coverage.

4.	Represents the estimated value of outplacement counseling services to be provided for 12 months following termination.

5.	Amounts in this column represent the value of accelerated vesting of RSUs. Values include accrued cash dividends as of January 30, 2015. For more information regarding the number of shares of unvested stock units held by Mr. Krone, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

6.	Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 2006 Equity Incentive Plan that were held at the end of fiscal 2015. For more information regarding the number of shares and exercise prices underlying unvested options held by Mr. Krone, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

7.	Mr. Krone would be entitled to continued vesting in all or part of his performance share grant on the basis of actual goal achievement following the end of the performance period. Amounts in this column represent the value of shares underlying outstanding performance share awards issued under our 2006 Equity Incentive Plan earned based on actual goal achievement for fiscal year 2015 of the 2015-2017 performance period including accrued dividends through January 30, 2015 only. The portion of the award related to the second and third year of the 2015-2017 performance period will be payable based on actual goal achievement for those periods and has not been included in the table above. Assuming target performance is achieved and a $41.40 share price on the vesting date at the end of the performance period, an additional $917,985 of compensation would be received by Mr. Krone. This estimate includes accrued dividends through January 30, 2015 only. For more information regarding the number of unvested performance share awards held by Mr. Krone, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

8.	Amounts in this column represent the gross amount of benefits to be received by Mr. Krone upon an involuntary termination or termination for good reason. In addition to the benefits valued in this table, Mr. Krone would also be released of any obligation to repay any portion of the cash sign on award and the fully vested shares he received upon his employment with us.

Treatment of Equity Awards upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock, restricted stock units and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued. Under our performance share award program, shares earned would be paid out on a pro rata basis promptly upon death or at the end of the three-year performance period in case of disability.

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Executive Compensation

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such options without regard to the 12 month holding requirement. When an individual becomes eligible for continued vesting under this program, all unvested shares of restricted stock becomes fully vested as of such eligibility date. Retirees meeting these qualifications who hold performance share awards will receive a pro rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock, restricted stock units, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

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Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 1, 2016. During the fiscal year ended January 30, 2015, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2016.

2015 Proxy Statement    |    47

Proposal 4 — Stockholder Proposal Regarding Independent Board Chair

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, New York 11021, the owner of no less than 500 shares of common stock, intends to submit the following proposal for consideration at the 2015 annual meeting:

RESOLVED: The shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it did not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement of Stockholder

The role of the CEO and management is to run the company. The role of the Board of Directors is to provide independent oversight of management and the CEO. There is a potential conflict of interest for a CEO to be her/his own overseer as Chair while managing the business.

The combination of these two roles in a single person weakens a corporation’s governance structure, which can harm shareholder value.

As Intel’s former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?”

Shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board empowering strong Board leadership. The primary duty of a Board of Directors is to oversee the management of a company on behalf of shareholders. A combined CEO/Chair creates a potential conflict of interest, resulting in excessive management influence on the Board and weaker oversight of management.

Numerous institutional investors recommend separation of these two roles. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place.

Chairing and overseeing the Board is a time intensive responsibility. A separate Chair also frees the CEO to manage the company and build effective business strategies.

Many companies have separate and/or independent Chairs. An independent Chair is the prevailing practice in the United Kingdom and many international markets and is an increasing trend in the U.S. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This proposal is particularly important for Leidos because our inside-related Chairman, John Jumper received our highest negative vote for a director in 2014. And executive pay at Leidos received a 16% negative vote from shareholders.

Please vote to enhance shareholder value.

Independent Board Chair – Yes on Proposal 4

Statement of the Board of Directors Opposing this Proposal

The Board believes that this proposal is not in the best interests of the company or our stockholders because it assumes that an independent Chair is necessary for the Board to adequately oversee and evaluate the Chief Executive Officer. Our current corporate governance structure provides for appropriate oversight of executive management without the need for the proposed additional measure. Currently, eight of our ten directors are independent. The independent directors have ample opportunity to, and regularly do, assess the performance of the Chief Executive Officer and provide meaningful direction. The independent directors meet in executive session at every regular meeting of the Board. In addition, all Chairpersons of all of the Board’s committees are independent directors. We also have established the position of Lead

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Proposal 4 — Stockholder Proposal Regarding Independent Board Chair

Director who is selected from among the independent directors at any time that the Chair is not independent. Lawrence C. Nussdorf currently serves as our Lead Director. Among other duties, the responsibilities of the Lead Director are as follows:

▶	reviewing and approving meeting agendas and the annual schedule of meetings;

▶	providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;

▶	calling and chairing all meetings of the independent directors and apprising the Chair of the issues considered, as appropriate;

▶	presiding, in the Chair’s absence, at Board meetings and the annual meeting of stockholders;

▶	helping the Chair facilitate full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

▶	being authorized to attend all committee meetings, as appropriate;

▶	serving as the liaison between the independent directors and the Chair and Chief Executive Officer;

▶	being available for consultation and direct communication with significant stockholders and other interested parties, if requested;

▶	collaborating with the Human Resources and Compensation Committee on the annual performance evaluation of the Chief Executive Officer;

▶	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board of Directors and its committees, including the performance of individual directors;

▶	on behalf of the independent directors, retaining such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

▶	performing such other duties as the Board may determine from time to time.

In addition to being an unnecessary measure of oversight, requiring the Board to select an independent Chair deprives the Board of the flexibility to determine the leadership structure best suited to face the then current challenges facing the company. Presently, our Chief Executive Officer is not required to serve as Chair, but rather the Board maintains the flexibility to assess and select the best candidate for the position. In fact, the Board has selected an independent Chair in the past when it was determined to be in the best interests of the company our stockholders to have an independent Chair. This proposal, if approved, would prevent future Boards from having the flexibility to evaluate the needs of the company and select the best candidate to serve as the Chair, regardless of independence.

For the reasons mentioned above, the Board believes this proposal is unnecessary and limiting.

We welcome dialogue with all stockholders regarding all corporate matters. Methods for communicating with the Board are described under “Corporate Governance – Communications with the Board of Directors.” Communications are also welcome through our Investor Relations website at http://http://investors.leidos.com.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal assuming that a quorum is met. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “against” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this proposal.

2015 Proxy Statement    |    49

Audit Matters

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. A copy of its current Audit Committee charter is available on the company’s website at www.leidos.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, all of the Committee members qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

▶	met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

▶	met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

▶	reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended January 30, 2015;

▶	discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

▶	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2015 for filing with the SEC.

Harry M.J. Kraemer, Jr. (Chair)

Lawrence C. Nussdorf

Robert S. Shapard

50    |    2015 Proxy Statement

Audit Matters

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 1, 2016. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed for the fiscal years ended January 30, 2015 and January 31, 2014 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2015	2014
Audit Fees (1)	$4,554,000	$5,028,000
Audit-Related Fees (2)	—	$1,626,000
Tax Fees (3)	$379,000	$1,298,000
All Other Fees (4)	$7,500	$31,000
Total Fees	$4,940,500	$7,983,000

1.	Audit fees include professional services rendered for the audit of the annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits.

2.	Audit-related fees for fiscal 2014 include services related to the audit of the special purpose financial statements of the company’s former technical services and enterprise information technology services business in connection with the spin-off of New SAIC.

3.	Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and advice related to the spin-off of New SAIC assistance with tax examinations and assistance with transfer pricing documentation.

4.	All other fees relate to the purchase of accounting-related research software.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services, as necessary, between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit, Audit-Related, Tax and All Other Fees set forth above were pre-approved by one of these means.

2015 Proxy Statement    |    51

Other Information

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of Leidos common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	7,650,936 shares	(1)	10.33%
BlackRock Inc. 55 East 52nd Street, New York, NY 10022	4,358,230 shares	(2)	5.90%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	4,377,128 shares	(3)	5.90%

1.	According to a Schedule 13G/A filed with the SEC by Vanguard on February 4, 2015, these shares are held by Vanguard Fiduciary Trust Company as trustee of the Leidos Retirement Plan and as of December 31, 2014, all such shares have been allocated to plan participants. Subject to ERISA, Vanguard votes these shares as directed by the plan participants. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

2.	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 9, 2015 in which BlackRock, Inc., a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 4,116,942 shares and sole dispositive power over 4,358,230 shares.

3.	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 10, 2015 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly-owned subsidiaries, reported that it has sole voting power over 42,300 shares, sole dispositive power over 4,340,228 shares and shared dispositive power over 36,900 shares.

52    |    2015 Proxy Statement

Other Information

Stock Ownership of Directors and Officers

The following table sets forth, as of March 30, 2015, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.7% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock (1)	Stock units (2)	Option shares and RSUs (3)	Total shares beneficially owned
Directors
David G. Fubini	2,485	—	18,696	21,181
John J. Hamre	1,311	39,681	29,030	70,022
Miriam E. John	—	41,839	32,758	74,597
Harry M. J. Kraemer, Jr.	58,187	65,633	29,030	152,580
Gary S. May	—	—	—	—
Lawrence C. Nussdorf	8,173	—	34,020	42,193
Robert S. Shapard	2,485	—	18,696	21,181
Noel Williams	2,485	—	18,696	21,181
Named Executive Officers
Roger A. Krone	61,863	—	—	61,863
John P. Jumper	62,869	4,868	267,961	335,699
Mark W. Sopp	17,958	37,275	155,424	210,656
K. Stuart Shea	7,332	—	—	7,332
Lewis F. Von Thaer	2,534	—	29,924	32,458
Vincent A. Maffeo	16,114	5,033	157,698	178,845
Sarah K. Allen	5,509	1,202	19,268	25,979
All directors and executive officers as a group (16 persons)	244,539	195,533	821,535	1,261,607

1.	Includes the approximate number of shares allocated to the account of the individual by the trustee of the Leidos Retirement Plan as follows: Mr. Sopp, 227 shares; and all directors and officers as a group, 880 shares. The amount for Mr. Shea includes 741 shares held by his spouse.

2.	Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

3.	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following March 30, 2015.

2015 Proxy Statement    |    53

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Due to an administrative error, one Form 4 for each of Dr. John and Mr. Kraemer relating to the deferral of fees were filed more than two business after the deferral. Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers and, to our knowledge, beneficial owners of more than 10% of our common stock otherwise complied during fiscal 2015 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Stockholder Proposals for the 2016 Annual Meeting

Any stockholder proposals intended to be presented at the 2016 annual meeting of stockholders must be received by us no later than December 19, 2015 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2016 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between January 30, 2016 and February 29, 2016. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to Leidos Holdings, Inc., 11951 Freedom Drive, Reston, Virginia 20190, Attention: Corporate Secretary or by calling 1-571-526-6000.

By Order of the Board of Directors

Raymond L. Veldman

Corporate Secretary

April 17, 2015

54    |    2015 Proxy Statement

    ATTN: STOCK PROGRAMS

    11955 FREEDOM DRIVE

    M/S: FS2-15-1

    RESTON, VA 20190

VOTE BY INTERNET - www.proxyvote.com or scan the barcode above

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Leidos in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Leidos, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION

You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on May 29, 2015 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow Vote Confirmation is available 24 hours after your vote is received beginning May 14, 2015, with the final vote tabulation remaining available through July 29, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M88805-P61669	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below.

1.	Nominees:		For	Against	Abstain

	1a.	David G. Fubini	☐	☐	☐

	1b.	John J. Hamre	☐	☐	☐

	1c.	Miriam E. John	☐	☐	☐

	1d.	John P. Jumper	☐	☐	☐

	1e.	Harry M.J. Kraemer, Jr.	☐	☐	☐

	1f.	Roger A. Krone	☐	☐	☐

	1g.	Gary S. May	☐	☐	☐

	1h.	Lawrence C. Nussdorf	☐	☐	☐

	1i.	Robert S. Shapard	☐	☐	☐

	1j.	Noel B. Williams	☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2.		For	Against	Abstain

2.	Approve, by an advisory vote, executive compensation.	☐	☐	☐

VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR proposal 3.		For	Against	Abstain

3.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2016.	☐	☐	☐

VOTE ON PROPOSAL 4 - The Board of Directors recommends a vote AGAINST proposal 4.		For	Against	Abstain

4.	Stockholder Proposal regarding independent Board Chair.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

*ADMISSION TICKET*

Please bring this top half of your proxy card, along with a government issued photo I.D.

in order to gain admission to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

M88806-P61669

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders - May 29, 2015

This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Vincent A. Maffeo and Raymond L. Veldman, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Leidos Holdings, Inc. (the “Company”) to be held at the Company’s office, 11951 Freedom Drive, Reston, Virginia, on Friday, May 29, 2015, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2015 Annual Meeting of Stockholders”).

For stockholders who are participants in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the Leidos Retirement Plan at the 2015 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) FOR Proposal 3, (iv) AGAINST Proposal 4 and (v) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the Leidos Retirement Plan will be voted in the same proportion as the shares held in the Leidos Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the Leidos Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern Time on May 28, 2015. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on May 26, 2015.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)